Exhibit 10.2

October 26, 2015

Mr. Frank G. Vitrano

Senior Executive Vice President and Chief Administrative Officer

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

RE:                           Agreement dated as of September 24, 2008 by and between Rite Aid Corporation (the “Company”) and Frank G. Vitrano (the “Executive”), as amended from time to time (the “Agreement”)

Dear Frank:

You have agreed to assume a new strategic and business development role with the Company to which the Board of Directors, in recognition of your experience and deep knowledge of the Company, has appointed you.  Accordingly, this letter agreement (the “Letter Agreement”) hereby amends your Agreement to reflect your new role, effective October 26, 2015.

In consideration of your appointment and of other good and valuable consideration, the receipt of which is acknowledged:

1.                                      By executing this Letter Agreement, you agree that the change in your title and role and the related changes to your compensation, benefits, duties, responsibilities or reporting obligations will not by itself constitute, or be deemed to constitute, Good Reason under the Agreement or any other plan or agreement entered into with or sponsored by the Company or any of its affiliates which contain such a term or any substantially similar terms.

2.                                      Section 2.1 of the Agreement (“Positions and Duties — Generally”) is hereby deleted in its entirety and replaced with the following provision:

Generally.  As of October 26, 2015 (the “Amendment Effective Date’), Executive shall serve the Company in a senior vice president, strategic and business development capacity with the title Chief Strategic Business Development Officer, and shall no longer be an executive officer of the Company.  Executive shall devote such working time, attention, knowledge and skills as Executive and the Company determine in good faith to be necessary and appropriate to perform the duties and responsibilities assigned by the Company in the furtherance of the business affairs of the Company and its subsidiaries, affiliates and strategic partners.  Executive shall report solely to the Company’s Chief Executive Officer and/or Board of Directors.  Following the termination of Executive’s employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

The Company and the Executive agree that while Executive may perform his duties from time to time at the Company’s headquarters, Executive shall have the discretion to perform his duties at other locations including from home.

3.                                      Section 3.1 of the Agreement (“Base Salary”) is hereby deleted in its entirety and replaced with the following provision:

Base Salary.  Following the Amendment Effective Date, as compensation for his services hereunder, Executive shall receive a base salary at the annualized rate of $500,000 per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

4.                                      Section 3.2 of the Agreement (“Annual Performance Bonus”) is hereby deleted in its entirety and replaced with the following provision:

Annual Performance Bonus.  The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  Following the Amendment Effective Date, Executive’s annual bonus opportunity under such plan shall equal 75% of Executive’s Base Salary (the “Annual Target Bonus”).  For subsequent fiscal years, commencing with Fiscal Year 2017, the Annual Target Bonus may be adjusted (however, in no event shall it be less than 75%) and shall be based upon the Board approved plan for that year.

To the extent that an annual performance bonus is payable under the Company’s annual bonus plan after the Amendment Effective Date, including in respect of Fiscal Year 2016, such annual performance bonus shall take into account the change in Executive’s base salary and Annual Target Bonus following the Amendment Effective Date.  By way of example for Fiscal Year 2016, assuming the achievement of the applicable financial goals at target for Fiscal Year 2016, Executive would be eligible to receive 125% of Executive’s base salary prior to the Amendment Effective Date, pro-rated to reflect the number of working days in Fiscal Year 2016 prior to the Amendment Effective Date, plus 75% of Base Salary, pro-rated to reflect the number of working days in Fiscal Year 2016 following the Amendment Effective Date.

5.                                      Section 5.7 of the Agreement (“Excise Tax Gross-Up”) is hereby deleted in its entirety and replaced with the following provision:

Change in Control Best Payments Determination.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which the Employee may receive without becoming subject to the Excise Tax.  For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5 7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will next be reduced pro-rata.

6.                                      General Terms and Conditions.  All other terms and conditions of the Agreement, not amended hereunder, shall remain in full force and effect, as applicable. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Amendment may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Amendment.  The exchange of copies of this Amendment and of signature pages by facsimile, pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Amendment for all purposes.  Signatures of the parties hereto transmitted by facsimile, pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

If you are in agreement with the changes described in the above paragraphs, please sign both copies of this Letter Agreement below where indicated, returning one copy to me and retaining one copy for your records.

Sincerely,

Rite Aid Corporation

	By:	/s/ James J. Comitale
Name: James J. Comitale
Title: SVP and General Counsel

Agreed:

/s/ Frank G. Vitrano
Frank G. Vitrano